Exhibit 99.1

AZIYO BIOLOGICS, INC.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Aziyo Biologics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Aziyo Biologics, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, of changes in convertible preferred stock and stockholders’ equity (deficit) and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses and expects losses to continue for the foreseeable future. In August 2022, the Company also exited its Revolving Credit Facility, which had an adverse effect on its liquidity. These conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

March 8, 2022, except with respect to the matters that raise substantial doubt about the Company's ability to continue as a going concern discussed in Note 2, as to which the date is August 31, 2022

We have served as the Company's auditor since 2015.

AZIYO BIOLOGICS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except for Share and Per Share Data)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash	$30,393	$39,150
Restricted cash	35	382
Accounts receivable, net	5,996	7,166
Inventory	9,554	10,117
Prepaid expenses and other current assets	1,450	2,892
Total current assets	47,428	59,707

Property and equipment, net	1,200	1,162
Intangible assets, net	18,466	21,865
Other assets	76	76
Total assets	$67,170	$82,810

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,582	$2,054
Accrued expenses	6,375	6,323
Payables to tissue suppliers	2,467	2,295
Current portion of long-term debt	8,059	6,310
Current portion of revenue interest obligation	2,750	2,750
Revolving line of credit	4,763	6,514
Deferred revenue and other current liabilities	5	533
Total current liabilities	26,001	26,779

Long-term debt	10,410	17,811
Long-term revenue interest obligation	16,540	16,633
Other long-term liabilities	698	756
Total liabilities	53,649	61,979

Commitments and contingencies (Note 9)
Stockholders’ equity (deficit):
Class A Common stock, $0.001 par value, 200,000,000 shares authorized as of December 31, 2021 and December 31, 2020, and 9,245,146 and 7,091,960 shares issued and outstanding, as of December 31, 2021 and December 31, 2020, respectively	9	7
Class B Common stock, $0.001 par value, 20,000,000 shares authorized, as of December 31, 2021 and December 31, 2020 and 4,313,406 and 3,134,162 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	4	3
Additional paid-in capital	118,599	101,080
Accumulated deficit	(105,091)	(80,259)
Total stockholders’ equity	13,521	20,831
Total liabilities and stockholders' equity	$67,170	$82,810

The accompanying notes are an integral part of these consolidated financial statements.

AZIYO BIOLOGICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Data)

	Year Ended
	December 31,
	2021	2020
Net sales	$47,390	$42,682
Cost of goods sold	28,368	22,121
Gross profit	19,022	20,561
Sales and marketing	18,825	17,565
General and administrative	13,963	10,641
Research and development	9,266	5,954
Total operating expenses	42,054	34,160
Loss from operations	(23,032)	(13,599)
Interest expense	5,324	5,633
Other (income) expense, net	(3,579)	2,567
Loss before provision for income taxes	(24,777)	(21,799)
Income tax expense	55	26
Net loss	(24,832)	(21,825)
Accretion of Convertible Preferred Stock	—	3,510
Net loss attributable to common stockholders	$(24,832)	$(25,335)
Net loss per share - basic and diluted	$(2.38)	$(8.88)

Weighted average common shares outstanding - basic and diluted	10,444,767	2,852,541

The accompanying notes are an integral part of these consolidated financial statements.

AZIYO BIOLOGICS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

(In Thousands, Except Share and Per Share Data)

	Convertible Preferred Stock		Common Stock		Class A Common Stock		Class B Common Stock				Total
									Additional		Stockholder'
	Number of		Number of		Number of		Number of		Paid-in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2019	44,550,230	$44,449	648,277	1	—	—	—	—	1,826	(56,938)	(55,111)
Issuance of Convertible Preferred Stock, net of issuance costs of $9	5,864,197	8,634	—	—	—	—	—	—	—	—	—
Proceeds from stock option exercises	—	—	402	—	—	—	—	—	2	—	2
Accretion of Convertible Preferred stock	—	3,510	—	—	—	—	—	—	(2,014)	(1,496)	(3,510)
Preferred stock warrant exercises	405,000	405	—	—	—	—	—	—	474	—	474
Net exercise of Common Stock warrants	—	—	5,204	—	—	—	—	—	—	—	—
Conversion of Preferred Stock to Class A and Class B Common Stock upon Initial Public Offering	(50,819,427)	(56,998)	—	—	4,232,195	4	2,398,868	2	56,992	—	56,998
Conversion of Common Stock to Class A and Class B Common Stock upon Initial Public Offering	—	—	(653,883)	(1)	653,883	1	—	—	—	—	—
Issuance of Class A and Class B Common Stock in Initial Public Offering, net of offering costs of $7,000	—	—	—	—	2,205,882	2	735,294	1	43,021	—	43,024
Stock-based compensation	—	—	—	—	—	—	—	—	779	—	779
Net loss	—	—	—	—	—	—	—	—	—	(21,825)	(21,825)
Balance, December 31, 2020	—	$—	—	—	7,091,960	7	3,134,162	3	101,080	(80,259)	20,831
Proceeds from stock option exercises	—	—	—	—	3,305	—	—	—	26	—	26
Issuance of common stock through Employee Stock Purchase Plan	—	—	—	—	27,244	—	—	—	208	—	208
Issuance of common stock through Private Placement, net of issuance costs of $247	—	—	—	—	2,122,637	2	1,179,244	1	13,750	—	13,753
Stock-based compensation	—	—	—	—	—	—	—	—	3,535	—	3,535
Net loss	—	—	—	—	—	—	—	—	—	(24,832)	(24,832)
Balance, December 31, 2021	—	$—	—	$—	9,245,146	$9	4,313,406	$4	$118,599	$(105,091)	$13,521

The accompanying notes are an integral part of these consolidated financial statements.

AZIYO BIOLOGICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended
	December 31,
	2021	2020

Net loss	$(24,832)	$(21,825)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,730	3,864
(Gain) loss on (forgiveness)/early extinguishment of debt	(3,029)	2,340
Gain on revaluation of revenue interest obligation and other	—	227
Amortization of deferred financing costs	121	121
Interest expense recorded as additional revenue interest obligation	2,654	2,682
Interest expense recorded as Convertible Preferred Stock	—	39
Stock-based compensation	3,535	779
Operating expense satisfied through Convertible Preferred Stock issuance	—	814
Changes in operating assets and liabilities:
Accounts receivable	1,170	64
Inventory	563	(2,927)
Prepaid expenses and other	1,442	(1,455)
Accounts payable and accrued expenses	(420)	1,907
Obligations to tissue suppliers	172	(191)
Deferred revenue and other liabilities	(552)	(65)
Net cash used in operating activities	(15,446)	(13,626)
INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(369)	(640)
Net cash used in investing activities	(369)	(640)
FINANCING ACTIVITIES:
Proceeds from Initial Public Offering, net of offering costs	—	43,024
Proceeds from Private Placement, net of issuance costs	13,753	—
Proceeds from exercise of preferred stock warrants	—	405
Proceeds from issuance of Convertible Promissory Note	—	2,000
Net borrowings (repayments) under revolving line of credit	(1,751)	2,286
Proceeds from Convertible Preferred Stock issuance, net	—	3,441
Proceeds from stock option exercises	26	2
Proceeds from long-term debt	—	2,995
Repayments of long-term debt	(2,778)	(300)
Payments on revenue interest obligation	(2,747)	(2,645)
Proceeds from sales of common stock through Employee Stock Purchase Plan	208	—
Net cash provided by financing activities	6,711	51,208

Net (decrease) increase in cash and restricted cash	(9,104)	36,942

Cash and restricted cash, beginning of period	39,532	2,590
Cash and restricted cash, end of period	$30,428	$39,532

Supplemental Cash Flow and Non-Cash Financing Activities Disclosures:
Cash paid for interest	$4,984	$5,113
Conversion of Convertible Promissory Note to Convertible Preferred Stock	$—	$2,000
Forgiveness of SBA PPP loan	$3,029	$—

The accompanying notes are an integral part of these consolidated financial statements.

AZIYO BIOLOGICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Description of Business

Aziyo Biologics, Inc. (together with its consolidated subsidiaries, "Aziyo” or the “Company”) is a regenerative medicine company, with a focus on patients receiving implantable medical devices. The Company has developed a portfolio of regenerative products using both human and porcine tissue that are designed to be as close to natural biological material as possible. Aziyo’s portfolio of core products span the implantable electronic devices/cardiovascular-related market, the orthopedic/spinal repair market and the soft tissue reconstruction market (“Core Products”). These products are primarily sold to healthcare providers or commercial partners. The Company also sells human tissue products under contract manufacturing and certain other arrangements (“Non-Core Products”) with corporate customers.

Reverse Stock Split and Initial Public Offering

On September 25, 2020, the Company's Board of Directors and stockholders approved an amendment to the Company's amended and restated certificate of incorporation to effect a 1-for-13.9549 reverse stock split of the Company's common stock, which was effected on September 29, 2020. The par value of the common stock was not adjusted as a result of the reverse stock split. Accordingly, all share and share-related information presented in these consolidated financial statements and the accompanying notes has been retroactively adjusted for all periods presented to give effect to the reverse stock split.

On October 13, 2020, in connection with the Company's initial public offering ("IPO"), Aziyo issued and sold 2,941,176 shares of common stock, consisting of 2,205,882 shares of Class A common stock and 735,294 shares of Class B common stock, at a price to the public of $17.00 per share, resulting in net proceeds of approximately $43.0 million, after deducting the underwriting discount of approximately $3.5 million and offering expenses of approximately $3.5 million.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Liquidity

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

In accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. For the year ended December 31, 2021, the Company incurred a net loss of $24.8 million, and as of December 31, 2021, the Company had an accumulated deficit of $105.1 million. In addition, during the year ended December 31, 2021, the Company used $15.4 million of cash in operating activities. Because of the numerous risks and uncertainties associated with the Company's commercialization and development efforts, the Company is unable to predict when it will become profitable, and it may never become profitable. The Company's inability to achieve and then maintain profitability would negatively affect its business, financial condition, results of operations and cash flows.

In order to mitigate the current and potential future liquidity issues caused by the matters noted above, the Company may seek to raise capital through the issuance of common stock or a new revolving credit facility, restructure its Revenue Interest Obligation (as such term is defined, and further described, in Note 9), or pursue asset sale transactions. However, such transactions may not be successful and the Company may not be able to raise additional equity or debt, restructure its Revenue Interest Obligation, or sell assets on acceptable terms, or at all. The Company completed the refinancing of its Loan Facility and repayment of the Revolving Credit Facility, as described in Note 19, but has not yet entered into a new revolving credit facility. As such, based on its current operating plans, the Company believes there is uncertainty as to whether its future cash flows along with its existing cash, availability under the SWK Loan Facility (described in Note 19) and cash generated from expected future sales will be sufficient to meet the Company’s anticipated operating needs through twelve months from the financial statement issuance date. Due to these factors, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance of the financial statements.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. That is, the accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business.

Reclassifications

Certain reclassifications have been made to prior year amounts to conform with current year financial statement presentation.  The reclassifications relate to certain executive compensation costs and technical operations expenses at the Company’s Richmond, California plant. As follows are the total amounts reclassified for the year ended December 31, 2020 along with the line items in the Consolidated Statement of Operations that were impacted (in thousands).

Increase (Decrease) From Previously Reported Amounts
Sales and marketing	$720
General and administrative	(2,591)
Research and development	1,871

These reclassifications did not impact the Company’s consolidated earnings or assets for the year ended December 31, 2020.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions relating to inventories, receivables, long-lived assets, the valuation of stock-based awards, the valuation of the revenue interest obligation and deferred income taxes are made at the end of each financial reporting period by management. Management continually re-evaluates its estimates, judgments and assumptions, and management's evaluation could change. Actual results could differ from those estimates.

Impact of COVID-19

The Company is closely monitoring the impact of the COVID-19 pandemic on its business. In March 2020, the World Health Organization declared COVID-19 a global pandemic and recommended various containment and mitigation measures worldwide. Since that time, the number of procedures performed using the Company's products has decreased significantly, as governmental authorities in the United States have recommended, and in certain cases required, that elective, specialty and other non-emergency procedures and appointments be suspended or canceled in order to avoid patient exposure to medical environments and the risk of potential infection with COVID-19, and to focus limited resources and personnel capacity on the treatment of COVID-19 patients. As a result, beginning in March 2020, a significant number of procedures using the Company's products have been postponed or cancelled, which has negatively impacted sales of its products. These measures and challenges will likely continue for the duration of the pandemic, which is uncertain, and will likely continue to reduce the Company's net sales and negatively impact its business, financial condition and results of operations while the pandemic continues.

Net Loss per Share Attributable to Common Stockholders

The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Convertible Preferred Stock was considered a participating security through the completion of the IPO (see Note 12). The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. Under the two-class method, the net loss attributable to common stockholders is not allocated to the Convertible Preferred Stock as the holders of the preferred stock do not have a contractual obligation to share in losses.

Our common stock has a dual class structure, consisting of Class A common stock and Class B common stock. Other than voting rights, the Class B common stock has the same rights as the Class A common stock, and therefore both are treated as the same class of stock for purposes of the earnings per share calculation. Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average shares outstanding during the period. For purposes of the diluted net income (loss) per share attributable to common stockholders’ calculation, Convertible Preferred Stock, stock options, and preferred and common stock warrants are considered to be common stock equivalents. All common stock equivalents have been excluded from the calculation of diluted net loss per share attributable to common stockholders, as their effect would be anti-dilutive for all periods presented. Therefore, basic and diluted net loss per share were the same for both periods presented.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:

Level 1 - Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 - Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Valuations based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The estimated fair value of financial instruments disclosed in the financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature.

Cash and Restricted Cash

The Company maintains its cash balances at banks and financial institutions. The balances are insured up to the legal limit. The Company maintains cash balances that may, at times, exceed this insured limit.

Under the provisions of the Revolving Credit Facility (see Note 8), the Company has a lockbox arrangement with the banking institution whereby daily lockbox receipts are contractually utilized to pay down outstanding balances on the Revolving Credit Facility debt. Lockbox receipts that have not yet been applied to the Revolving Credit Facility are classified as restricted cash in the accompanying consolidated balance sheets. The following table provides a reconciliation of cash and restricted cash included in the consolidated balance sheets to the amounts included in the statements of cash flows (in thousands).

	December 31,
	2021	2020
Cash	$30,393	$39,150
Restricted cash	35	382
Total cash and restricted cash shown in statements of cash flows	$30,428	$39,532

Accounts Receivable and Allowances

Accounts receivable in the accompanying balance sheets are presented net of allowances for doubtful accounts and other credits. The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables.

The Company evaluates the collectability of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to the Company, a provision to the allowance for doubtful accounts is recorded to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, a provision to the allowance for doubtful accounts is recorded based on factors including the length of time the receivables are past due, the current business environment and the Company’s historical experience. Provisions to the allowance for doubtful accounts are recorded to general and administrative expenses. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered. The Company's allowance for doubtful accounts was approximately $0.1 million as of December 31, 2021 and 2020.

Inventories

Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost or net realizable value, with cost determined generally using the average cost method. Inventory write-downs for unprocessed and certain processed donor tissue are recorded based on the estimated amount of inventory that will not pass the quality control process based on historical data. At each balance sheet date, the Company also evaluates inventories for excess quantities, obsolescence or shelf life expiration. This evaluation includes analysis of the Company’s current and future strategic plans, historical sales levels by product, projections of future demand, the risk of technological or competitive obsolescence for products, general market conditions and a review of the shelf life expiration dates for products. To the extent that management determines there is excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value to estimated net realizable value.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets:

Processing and research equipment	5 to 10 years
Office equipment and furniture	3 to 5 years
Computer hardware and software	3 years

Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.

Repairs and maintenance costs are expensed as incurred.

Long-Lived Assets

Purchased intangible assets with finite lives are carried at acquired fair value, less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets.

The Company periodically evaluates the period of depreciation or amortization for long-lived assets to determine whether current circumstances warrant revised estimates of useful lives. The Company reviews its property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Impairment exists when the carrying value of the company’s asset exceeds the related estimated undiscounted future cash flows expected to be derived from the asset. If impairment exists, the carrying value of that asset is adjusted to its fair value. A discounted cash flow analysis is used to estimate an asset’s fair value, using assumptions that market participants would apply. The results of impairment tests are subject to management’s estimates and assumptions of projected cash flows and operating results. Changes in assumptions or market conditions could result in a change in estimated future cash flows and could result in a lower fair value and therefore an impairment, which could impact reported results. There were no impairment losses for the years ended December 31, 2021 and 2020.

Revenue Recognition

The Company’s revenue is generated from contracts with customers in accordance with ASC 606. The core principle of ASC 606 is that the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

As noted above, the Company enters into contracts to primarily sell and distribute products to healthcare providers or commercial partners, or are produced and sold under contract manufacturing arrangements with corporate customers which are billed under ship and bill contract terms. Revenue is recognized when the Company has met its performance obligations pursuant to its contracts with its customers in an amount that the Company expects to be entitled to in exchange for the transfer of control of the products to the Company’s customers. For all product sales, the Company has no further performance obligations and revenue is recognized at the point control transfers which occurs either when: i) the product is shipped via common carrier; or ii) the product is delivered to the customer or distributor, in accordance with the terms of the agreement.

A portion of the Company’s product revenue is generated from consigned inventory maintained at hospitals and from inventory physically held by direct sales representatives. For these types of products sales, the Company retains control until the product has been used or implanted, at which time revenue is recognized.

The Company elected to account for shipping and handling activities as a fulfillment cost rather than a separate performance obligation. Amounts billed to customers for shipping and handling are included as part of the transaction price and recognized as revenue when control of the underlying products is transferred to the customer. The related shipping and freight charges incurred by the Company are included in sales and marketing costs. Shipping and handling costs were approximately $0.3  million for both the years ended December 31, 2021 and 2020.

Contracts with customers state the final terms of the sale, including the description, quantity, and price of each implant distributed. The payment terms and conditions in the Company’s contracts vary; however, as a common business practice, payment terms are typically due in full within 30 to 60 days of delivery. The Company, at times, extends volume discounts to customers.

The Company permits returns of its products in accordance with the terms of contractual agreements with customers. Allowances for returns are provided based upon analysis of the Company’s historical patterns of returns matched against the revenues from which they originated. The Company records estimated returns as a reduction of revenue in the same period revenue is recognized.

Deferred Rent

The Company recognizes rent expense by the straight-line method over the lease term. Funds received from the lessor used to reimburse the Company for the cost of leasehold improvements are recorded as a deferred credit resulting from a lease incentive and are amortized over the lease term as a reduction of rent expense.

Stock-Based Compensation Plans

The Company accounts for its stock-based compensation plans in accordance with FASB Accounting Standards Codification (“ASC”) 718, Accounting for Stock Compensation. FASB ASC 718 requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including employee stock options and restricted stock. Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense on a straight-line basis over the requisite service period of the entire award.

Research and Development Costs

Research and development costs, which include mainly salaries, outside services and supplies, are expensed as incurred.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. At December 31, 2021 and 2020, the Company maintained $30.9 million and $40.0 million, respectively, in bank deposit accounts that are in excess of the $0.25 million insurance provided by the Federal Deposit Insurance Corporation in one federally insured financial institution. The Company has not experienced any losses in such accounts.

Comprehensive Income (Loss)

Comprehensive income (loss) comprises net income (loss) and other changes in equity that are excluded from net income (loss). For the years ended December 31, 2021 and 2020, the Company’s net loss equaled its comprehensive loss and accordingly, no additional disclosure is presented.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that are more likely than not to be realized.

The Company is subject to income taxes in the federal and state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. In accordance with the authoritative guidance on accounting for uncertainty in income taxes, the Company recognizes tax liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon examination and settlement with various taxing authorities. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is more likely than not (greater than 50%) of being realized upon settlement. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.

Note 3. Recently Issued Accounting Standards

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, Reference Rate Reform (Topic 848), Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The ASU provides temporary relief from some of the existing rules governing contract modifications when the modification is related to the replacement of the London Interbank Offered Rate (“LIBOR”) or other reference rates discontinued as a result of reference rate reform. The ASU specifically provides optional practical expedients for contract modification accounting related to contracts subject to ASC 310, Receivables, ASC 470, Debt, ASC 842, Leases, and ASC 815, Derivatives and Hedging. The ASU also establishes a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and certain elective hedge accounting expedients. For eligible contract modifications, the principle generally allows an entity to account for and present modifications as an event that does not require contract remeasurement at the modification date or reassessment of a previous accounting determination. That is, the modified contract is accounted for as a continuation of the existing contract. The standard was effective upon issuance on March 12, 2020, and the optional practical expedients can generally be applied to contract modifications made and hedging relationships entered into on or before December 31, 2022. Borrowings under the Company’s term loan facility and revolving line of credit bear interest based on LIBOR or an alternate rate. Provisions currently provide the Company with the ability to replace LIBOR with a different reference rate in the event that LIBOR ceases to exist.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740), Simplifying the Accounting for Income Taxes, which clarifies and simplifies certain aspects of the accounting for income taxes. The standard is effective for years beginning after December 15, 2020, and interim periods within annual periods beginning after December 15, 2020. The adoption of this standard on January 1, 2021 did not have a material impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU 2019-10, “Financial Instruments - Credit Losses (Topic 326), Derivative and Hedging (Topic 815), and Leases (Topic 842), Effective Dates.” The FASB deferred the effective dates of the new credit losses standard for all entities except filers with the Securities and Exchange Commission (the “SEC”) that are not smaller reporting companies (SRCs) to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Board also aligned the effective dates of ASU 2017-04 on goodwill impairment with the new effective dates of the credit losses standard. The FASB deferred the effective dates of its new standards on hedging and leases for entities that are not public business entities (PBEs) (and for leases, for entities that are not non-for-profit (NFP) entities that have issues, or are conduit bond obligors for, certain securities; and are not employee benefit plans (EBPs) that file or furnish financial statements with or to the SEC) to fiscal years beginning after December 15, 2020, and interim periods in the following year. The FASB is also reconsidering its philosophy on establishing effective dates for major standards for private companies, NFPs, EBPs and smaller public companies. The board has developed a two-bucket approach that would give these entities more time to implement major new standards. The Company is evaluating this standard to determine if adoption will have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement.” The standard eliminates, adds, and modifies certain disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The standard is effective for annual reporting periods beginning after December 15, 2019. Adoption of this new standard in the first quarter of 2020 did not have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses, which changed the impairment model for most financial assets and certain other financial instruments. The standard requires the use of a forward-looking “expected loss” model for instruments measured at amortized cost that generally will result in the earlier recognition of allowances for losses. The standard is effective for years beginning after December 15, 2019, and interim periods within annual periods beginning after December 15, 2019. The adoption of this standard on January 1, 2020 did not have a material impact on the Company's consolidated financial results.

In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires that lessees recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability subject to certain adjustments. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). In November 2019, the FASB issued 2019-10 which extended the adoption of ASU 2016-02 for the Company to be effective for periods ending after December 15, 2022. While early adoption is permitted, the Company intends to adopt in the fourth quarter of 2022 for the full 2022 year. The Company is evaluating this standard to determine if adoption will have a material impact on the Company’s consolidated financial statements.

Note 4. Stock-Based Compensation

In 2015, the Company established the Aziyo Biologics, Inc. 2015 Stock Option/Stock Issuance Plan, as amended (the “2015 Plan”) which provided for the granting of incentive and non-qualified stock options to employees, directors and consultants of the Company. On October 7, 2020, in connection with the Company’s IPO, the Company adopted the Aziyo Biologics, Inc. 2020 Incentive Award Plan (the “2020 Plan”), which authorizes the grant of incentive and non-qualified stock options, restricted stock, restricted stock units and stock appreciation rights to employees, directors and consultants.  Shares of Class A common stock totaling 1,636,000 were initially reserved for issuance pursuant to the 2020 Plan. In addition, the shares reserved for issuance under the 2020 Plan will also include shares reserved but not issued under the 2015 Plan as well as an annual increase as set forth in the 2020 Plan. As of December 31, 2021, the Company had 756,554 shares of Class A common stock available for issuance under the 2020 Plan.

Stock Options

The Company’s policy is to grant stock options at an exercise price equal to 100% of the market value of a share of Class A common stock at closing on the date of the grant. The Company’s stock options have contractual terms of seven to ten years, and vest over a  four-year period from the date of grant.

A summary of stock option activity under the Company’s 2015 Plan and 2020 Plan for the years ended December 31, 2021 and 2020 is as follows:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
		Average	Contractual	Intrinsic
		Exercise	Term	Value
	Number of Shares	Price	(years)	(in thousands)
Outstanding, December 31, 2020	917,437	$13.68	8.1	$2,070
Granted	497,517	$12.63
Exercised	(3,305)	$7.91
Forfeited	(24,838)	$15.54
Outstanding, December 31, 2021	1,386,811	$13.28	7.8	$179
Vested and exercisable, December 31, 2021	394,437	$10.47	5.3	$159

As of December 31, 2021, there was approximately $6.6 million of total unrecognized compensation expense related to unvested stock options. These costs are expected to be recognized over a weighted- average period of 2.8 years. The weighted average grant date fair value of options granted during the years ended December 31, 2021 and 2020 were $7.26 and $8.52, respectively. The total intrinsic value of options exercised was not material for both the years ended December 31, 2021 and 2020.

Restricted Stock Units

Restricted stock units (“RSUs”) represent rights to receive common shares at a future date. There is no exercise price and no monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award.

A summary of the RSU activity under the Company’s 2020 Plan for the year ended December 31, 2021 is as follows:

	Number of	Weighted-
	Shares	Average
	Underlying	Grant Date
	RSUs	Fair Value
Unvested, December 31, 2020	147,883	$17.00
Granted	94,082	$14.25
Vested	—	$—
Forfeited	(5,980)	$13.85
Unvested, December 31, 2021	235,985	$15.98

The total fair value of the RSUs granted during the twelve months ended December 31, 2021 and 2020 of $1.3 million and $2.5 million, respectively was based on the fair market value of the Company's Class A common stock on the date of grant. The fair value at the time of the grant is amortized to expense on a straight-line basis over the vesting period of three to four years. As of December 31, 2021, $2.5 million of unrecognized compensation costs related to RSUs is expected to be recognized over a weighted average period of 2.3 years.

Employee Stock Purchase Plan

The Company makes shares of its Class A common stock available for purchase under the Aziyo Biologics, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides for separate six-month offering periods that begin in March and September of each year. Under the ESPP, employees may purchase a limited number of shares of Aziyo Class A common stock at 85% of the fair market value on either the first day of the offering period or the purchase date, whichever is lower. The ESPP is considered compensatory for purposes of stock-based compensation expense.  The number of shares reserved under the ESPP will automatically increase on the first day of each fiscal year through January 1, 2030, in an amount equal to the lesser of (i) 1% of the total shares of Class A common stock outstanding on the final day of the immediately preceding calendar year; or (ii) a lesser number of shares determined by our board of directors. As of December 31, 2021, the total shares of Class A common stock authorized for issuance under the ESPP was 214,069, of which 186,825 remained available for future issuance. During the year ended December 31, 2021, 27,244 shares of Class A common stock were issued under the ESPP.

Stock-Based Compensation Expense

Stock-based compensation expense recognized during the years ended December 31, 2021 and 2020 comprised of the following (in thousands):

	Year Ended
	December 31,
	2021	2020
Sales and marketing	$654	$108
General and administrative	2,186	553
Research and development	531	93
Cost of goods sold	164	25
Total stock-based compensation expense	$3,535	$779

The Company uses the Black-Scholes model to value its stock option grants and expenses the related compensation cost using the straight-line method over the vesting period. The fair value of stock options is determined on the grant date using assumptions for the estimated fair value of the underlying common stock, expected term, expected volatility, dividend yield, and the risk-free interest rate. Before the completion of the Company’s IPO, the Board of Directors determined the fair value of common stock considering the state of the business, input from management, third party valuations and other considerations. The Company uses the simplified method for estimating the expected term used to determine the fair value of options. The expected volatility of the Class A common stock is primarily based on the historical volatility of comparable companies in the industry whose share prices are publicly available. The Company uses a zero-dividend yield assumption as the Company has not paid dividends since inception nor does it anticipate paying dividends in the future. The risk-free interest rate approximates recent U.S. Treasury note auction results with a similar life to that of the option. The period expense is then determined based on the valuation of the options, reduced by an estimated forfeiture rate, and is recognized on a straight-line basis over the requisite service period for the entire award.

The following weighted-average assumptions were used to determine the fair value of options during the years ended December 31, 2021 and 2020:

	Year Ended
	December 31,
	2021	2020
Expected term (years)	5.9	6.2
Risk-free interest rate	0.96%	0.50%
Volatility factor	64%	55%
Dividend yield	—	—

Note 5. Inventory

Inventory as of December 31, 2021 and 2020 was comprised of the following (in thousands):

	December 31,	December 31,
	2021	2020
Raw materials	$1,880	$1,507
Work in process	834	708
Finished goods	6,840	7,902
Total	$9,554	$10,117

Note 6. Property and Equipment

Property and equipment as of December 31, 2021 and 2020 were comprised of the following (in thousands):

	December 31,
	2021	2020
Processing and research equipment	$3,853	$3,585
Leasehold improvements	606	589
Office equipment and furniture	187	151
Computer hardware and software	994	1,197
	5,640	5,522
Less: accumulated depreciation and amortization	(4,440)	(4,360)
Property and equipment, net	$1,200	$1,162

Depreciation and amortization expense on property and equipment totaled approximately $0.3 million and $0.5 million for the years ended December 31, 2021 and 2020, respectively, of which approximately $0.1 million and $0.3 million, respectively, are included within cost of goods sold in the accompanying Consolidated Statements of Operations.

Note 7. Intangible Assets

On May 31, 2017, the Company completed an asset purchase agreement with CorMatrix Cardiovascular, Inc. (“CorMatrix”) and acquired all CorMatrix commercial assets and related intellectual property. A substantial portion of the assets acquired consisted of intangible assets related to the acquired products and customer relationships. Management determined that the estimated acquisition-date fair values of the intangible assets related to acquired products and customer relationships were $29.3 million and $4.7 million, respectively.

The components of identified intangible assets as of December 31, 2021 and 2020 are as follows (in thousands):

	December 31, 2021			December 31, 2020
		Accumulated			Accumulated
	Cost	Amortization	Net	Cost	Amortization	Net
Acquired products	$29,317	$(13,409)	$15,908	$29,317	$(10,483)	$18,834
Customer relationships	4,723	(2,165)	2,558	4,723	(1,692)	3,031
Total	$34,040	$(15,574)	$18,466	$34,040	$(12,175)	$21,865

Acquired products and customer relationships are both amortized over a ten-year period. Amortization expense totaled approximately $3.4 million for each of the years ended December 31, 2021 and 2020, which is included in cost of goods sold in the accompanying Consolidated Statements of Operations. Annual amortization expense is expected to be approximately $3.4 million during each of the years ended December 31, 2022, 2023, 2024, 2025 and 2026.

Note 8. Long-Term Debt

On May 31, 2017, in connection with the Company’s acquisition of CorMatrix described in Note 7, Aziyo entered into a $12 million term loan facility (the “Term Loan Facility”) and an $8.0 million asset-backed revolving line of credit (the “Revolving Credit Facility”), under which the Company’s borrowing capacity is limited by certain qualifying assets, with a financial institution (the “May 2017 Financing”). As of December 31, 2021 and 2020, the Company’s borrowing capacity under its Revolving Credit Facility was $6.9 million and $8.0 million, respectively. The Term Loan Facility was amended in December 2017, February 2018 and July 2019 (all amendments being considered modifications) such that an additional $1.5 million, $3.0 million, and $3.5 million, respectively were received by the Company bringing the total aggregate principal amount outstanding under the Term Loan Facility to $20 million. Borrowings under the Term Loan Facility, as amended, bear interest at a rate per annum equal to the sum of  (x) the greater of  (i) 2.25% and (ii) the applicable London Interbank Offered Rate for U.S. dollar deposits divided by 1.00 minus the maximum effective reserve percentage for Eurocurrency funding (“LIBOR”) plus (y) 7.25%. The weighted average interest rate on Term Loan Facility borrowings was 9.5% for both the years ended December 31, 2021 and 2020. The agreement governing the Term Loan Facility provides for interest only payments through January 2021 and interest and equal monthly principal payments from February 2021 through maturity in July 2024. However, the Term Loan Facility also provides that if certain conditions were satisfied prior to December 1, 2020 (including the completion of a qualified initial public offering and no continuing default or event of default), interest only payments may, upon our request, be extended to August 1, 2021. Accordingly, based on the Company’s successful completion of its IPO, Aziyo exercised this interest-only period extension right and as such, interest and equal principal payments commenced on August 1, 2021 and will continue through maturity in July 2024.

The agreement that governs the Term Loan Facility, as amended, requires certain mandatory prepayments, subject to certain exceptions, with: (1) 100% of any net casualty proceeds in excess of $250,000 with respect to assets upon which the agent maintains a lien and (2) 100% of the net cash proceeds of non-ordinary course asset sales or sales pertaining to collateral upon which the borrowing base of the Revolving Credit Facility is calculated. In addition, the Company is required to prepay all outstanding obligations under the Term Loan Facility upon the termination of all commitments under the Revolving Credit Facility and the repayment of the outstanding borrowings thereunder. No such mandatory prepayments were required during the years ended December 31, 2021 and 2020.

The agreement governing the Term Loan Facility also includes an exit fee of 6.5% of the aggregate principal amount and prepayment penalties which, based on an amendment to the Term Loan Facility executed in January 2022, shall be equal to the amount prepaid multiplied by 3.0% until January 21, 2023 and 2.0% thereafter.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to the sum of  (x) the greater of  (i) 2.25% and (ii) LIBOR plus (y) 4.95%. The agreement governing the Revolving Credit Facility includes an unused line fee in an amount equal to 0.5% per annum of the unused borrowing capacity and based on an amendment to the Revolving Credit Facility executed in January 2022, prepayment penalties equal to $8.0 million multiplied by 3.0% until January 21, 2023 and 2.0% thereafter. The weighted average interest rate on Revolving Credit Facility borrowings was 7.2% for the years ended December 31, 2021 and 2020. Both debt instruments contain events of default, including, most significantly, a failure to timely pay interest or principal, insolvency, or an action by the United States Food and Drug Administration or such other material adverse event impacting the operations of Aziyo. To this end, the mutual termination of our Supply Agreement for FiberCel with Medtronic referred to in Note 16 to the consolidated financial statements would have triggered an event of default; however, such event of default was waived by our lenders.

The debt instruments also include a financial covenant based on cumulative minimum net product revenue, as defined, restrictions as to payment of dividends, and are secured by all assets of the Company. As of December 31, 2021, Aziyo was in compliance with this financial covenant. In January 2022, the minimum net product revenue covenants were amended and all future amounts were reset.

In conjunction with the May 2017 Financing and the amendment thereto, the Company issued to the financial institution warrants to purchase 405,000 shares of Aziyo’s Convertible Preferred Stock at $1.00 per share. The warrants were exercisable through the first to occur of  (a) May 31, 2027 (in the case of warrants to purchase 360,000 shares of Convertible Preferred Stock) or December 14, 2027 (in the case of warrants to purchase 45,000 shares of Convertible Preferred Stock), and (b) the earlier of  (i) a Sale Transaction (as defined in the Company’s Certificate of Incorporation) or (ii) an initial public offering of the Company’s common stock. All warrants were exercised in connection with the IPO noted in Note 1. The Company accounts for stock warrants in accordance with ASC Topic 815 Derivatives and Hedging - Contracts in Entity’s Own Equity,” as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. As described in Note 10, all of the Company’s issued and outstanding Convertible Preferred Stock warrants are accounted for as a liability and are valued using the Black Scholes model. Upon issuance, the Company valued such warrants at $286,267. The recognition of these warrants served to reduce the recorded value of the associated Term Loan Facility borrowings. This resulting debt discount was recognized as interest expense through  December 31, 2021.

During 2017, the Company restructured certain of its liabilities with a tissue supplier and entered into an unsecured promissory note totaling $2.1 million. The note bears interest at 5% and includes quarterly interest-only payments in 2017 and quarterly interest and principal payments from March 31, 2018 through August 31, 2020. The notes are subordinated in payment to the Term Loan Facility and Revolving Credit Facility and in both 2021 and 2020, the Company’s senior lender restricted payment of the amounts due.

In April 2020, the Company issued convertible, subordinated promissory notes (the “2020 Bridge Notes”) with a total principal of approximately $2.0 million. The 2020 Bridge Notes have an interest rate of 5%, are repayable upon demand by the holders any time after April 1, 2025 and shall automatically be converted into the Company’s shares of capital stock upon the closing of an issuance of the Company’s shares of capital stock to one or more investors that results in gross cash proceeds to the Company of at least Three Million Dollars ($3 million). The number of securities to be issued in connection with the conversion of these notes shall equal (i) the sum of the outstanding principal amount of, and all accrued but unpaid interest on, these notes divided by (ii) the cash purchase price per  security paid by the investors in the financing. See Note 12 for discussion of the conversion of these notes into Convertible Preferred Stock in September 2020.

In May 2020, Aziyo entered into a promissory note with Silicon Valley Bank that provided for the receipt by the Company of loan proceeds totaling approximately $3.0 million (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan bears interest at a rate of 1.0% per annum with monthly principal and interest payments beginning in March 2021 and ending on the maturity date of May 7, 2022; however such repayment commencement was deferred by the U.S. Small Business Administration while they evaluated our forgiveness application. In June 2021, we were notified by the U.S. Small Business Administration that the entire balance of our PPP Loan and all related accrued interest was forgiven. Such forgiveness resulted in a gain to us of approximately $3.0 million which has been recorded as other income in the accompanying Consolidated Statements of Operations for the year ended December 31, 2021.

As of December 31, 2021, the contractual maturities of the long-term debt are as follows (in thousands):

		Note to Tissue
Years ending December 31,	Term Loan	Supplier	Total
2022	$6,667	$1,392	$8,059
2023	6,667	—	6,667
2024	3,889	—	3,889
Total	17,223	1,392	18,615
Deferred Financing Costs	(146)	—	(146)
Total, net	17,077	1,392	18,469
Current Portion	(6,667)	(1,392)	(8,059)
Long-term Debt	$10,410	$—	$10,410

The fair value of all debt instruments, which is based on inputs considered to be Level 2 under the fair value hierarchy, approximates the respective carrying values as of December 31, 2021 and 2020.

The Company had a warrant outstanding to purchase up to 7,656 shares of common stock, at an exercise price of $5.44 per share, which had been issued in connection with a prior financing arrangement. This warrant was fully exercised in connection with the IPO described in Note 1.

Note 9. Revenue Interest Obligation

As part of the CorMatrix asset acquisition described in Note 7, the Company assumed a restructured, long-term obligation (the “Revenue Interest Obligation”) to Ligand Pharmaceuticals (“Ligand”) with an estimated present value on the acquisition date of $27.7 million. Subject to annual minimum payments of $2.75 million per year, the terms of the Revenue Interest Obligation require Aziyo to pay Ligand, 5% of future sales of the products Aziyo acquired from CorMatrix, including CanGaroo, ProxiCor, Tyke and VasCure, as well as products substantially similar to those products, such as the version of CanGaroo that Aziyo is currently developing that is designed to include antibiotics.

Furthermore, a $5.0 million payment will be due to Ligand if cumulative sales of these products exceed $100 million and a second $5.0 million will be due if cumulative sales exceed $300 million during the ten-year term of the agreement which expires on May 31, 2027.

The Company recorded the present value of the estimated total future payments under the Revenue Interest Obligation as a long-term obligation, with the annual minimum payments serving to establish the short-term portion. Interest expense related to the Revenue Interest Obligation of approximately $2.7 million was recorded for both the years ended December 31, 2021 and 2020. See Note 10 for discussion of the value of this obligation.

Note 10. Fair Value Measurements

The following table sets forth by level, within the fair value hierarchy, the liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at December 31, 2020 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Revenue Interest Obligation*	$—	$—	$19,383	$19,383

	Fair Value Measurements at December 31, 2021 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Revenue Interest Obligation*	$—	$—	$19,290	$19,290

*Net Present Value; see discussion of value below

The Company has estimated the value of the Revenue Interest Obligation, including contingent milestone payments and estimated sales-based payments, based on assumptions related to future sales of the acquired products. At each reporting period, the value of the Revenue Interest Obligation is re-measured based on current estimates of future payments, with changes to be recorded in the Consolidated Statements of Operations using the catch-up method. There was no change to estimated future payments during both the years ended December 31, 2021 and 2020 and thus, no re-measurement gain or loss was recognized.

The preferred stock warrant liability in the table below consisted of the fair value of warrants to purchase Convertible Preferred Stock (see Note 8) and was based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the preferred stock warrants utilized the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the preferred stock warrants. The Company assessed these assumptions and estimates at each reporting period as updated information impacting the assumptions became available. An increase in the fair value of the preferred stock warrants during the year ended December 31, 2020 resulted in a loss to the Company of approximately $0.2 million and such charge was recognized as Other (income) expense in the Consolidated Statements of Operations. As described in Note 8, all preferred stock warrants were exercised in connection with the IPO and upon such exercise, the preferred stock warrant liability was reclassified to additional paid-in capital in the accompanying Consolidated Balance Sheets.

The following table provides a rollforward of the aggregate fair values of the preferred stock warrant liability and Revenue Interest Obligation categorized with Level 3 inputs for the years ended December 31, 2021 and 2020 (in thousands):

	Preferred Stock	Revenue Interest
	Warrant Liability	Obligation
Balance as of January 1, 2020	$247	$19,346
Fair value adjustment to warrant liability	227	—
Payments on Revenue Interest Obligation	—	(2,645)
Interest accrued to Revenue Interest Obligation	—	2,682
Exercise of Preferred Stock Warrant	(474)	—
Balance as of December 31, 2020	$—	$19,383
Payments on Revenue Interest Obligation	—	(2,747)
Interest accrued to Revenue Interest Obligation	—	2,654
Balance as of December 31, 2021	$—	$19,290

Note 11. Income Taxes

The Company is subject to income taxes in the United States. Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are calculated based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using the enacted income tax rates expected to be in effect during the years in which the temporary differences are expected to reverse.

The reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate is as follows:

	Years Ended December 31,
	2021	2020
Tax benefit at U.S. statutory rate	21.0%	21.0%
State income tax benefit, net of federal benefit	1.6%	1.1%
Nondeductible expenses	1.6%	(3.1)%
State law changes	0.4%	(3.0)%
Other	0.3%	(0.3)%
Change in valuation allowance	(25.1)%	(15.8)%
Income tax expense	(0.2)%	(0.1)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as net operating loss carryforwards. As of December 31, 2021 and 2020, significant components of the Company’s net deferred income taxes are as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Tax goodwill	$3,267	$3,428
Net operating loss carryforwards	14,794	10,008
Inventory	647	949
Deferred revenue	-	131
Acquired intangibles	1,174	908
Revenue interest obligation	1,347	789
Interest expense	1,866	1,248
Other	1,314	1,094
Total assets	24,409	18,555
Deferred tax liabilities:
Prepaid expenses	(200)	(556)
Total liabilities	(200)	(556)

Total net deferred tax asset	24,209	17,999
Valuation allowance	(24,209)	(17,999)
Net deferred tax asset, net of valuation allowance	$—	$—

The Company did not recognize any deferred benefit for income taxes for the years ended December 31, 2021 and 2020, as the increases to the respective net deferred tax assets of $6.2 million and $3.6 million, respectively, were offset by corresponding increases to the Company’s deferred tax asset valuation allowance due to uncertainty of realizing the deferred tax assets.

The Company evaluates the need for deferred tax asset valuation allowances based on a more likely than not standard. The ability to realize deferred tax assets depends on the ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that are more likely than not to be realized. Based on the uncertainty of future taxable income generation, as of December 31, 2021 and 2020, the Company has provided valuation allowances against all deferred tax assets.

The Company regularly assesses the realizability of its deferred tax assets. Changes in historical earnings performance and future earnings projections, among other factors, may cause the Company to adjust its valuation allowance, which would impact the Company’s income tax expense in the period the Company determines that these factors have changed.

The income tax expense for the years ended December 31, 2021 and 2020 relates to current amounts due on certain state tax obligations.

As of December 31, 2021, the Company had net operating loss carryforwards for federal income tax purposes of approximately $65.5 million, comprised of  $17.7 million that will expire beginning in 2036 and $47.8 million that have no expiration date. The Company also had state net operating loss carryforwards of approximately $18.2 million that will expire beginning in 2030. Utilization of the net operating loss carryforwards may be subject to an annual limitation under Section 382 of the Code, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the net operating loss carryforwards before utilization.

As of December 31, 2021, the Company had no unrecognized tax benefits.

Note 12. Stockholders’ Equity

At inception, Aziyo was capitalized through the sale of 19.5 million shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”). Since inception, the Company has issued an additional 30.9 million shares of Convertible Preferred Stock yielding proceeds of approximately $30.4 million, which were used for general corporate purposes and the CorMatrix Acquisition. During the year ended December 31, 2020, Convertible Preferred Stock offerings totaled approximately $5.4 million. The Convertible Preferred Stock issued during the year ended December 31, 2020 occurred primarily in September 2020 at which time the Company completed the sale of 3.0 million shares of Convertible Preferred Stock for net proceeds of approximately $3.0 million. At the same time, the 2020 Bridge Notes of $2.0 million (issued in April 2020), and related accrued interest, converted into approximately 2.0 million shares of Convertible Preferred Stock.

The fair value of the 3.0 million shares of Convertible Preferred Stock described above exceeded the purchase price of the Convertible Preferred Stock by $3.5 million. Such excess was accounted for as a deemed dividend to the Convertible Preferred Stock and was recorded as "Accretion of Convertible Preferred Stock" in the Consolidated Statements of Operations to arrive at "Net Loss Attributable to Common Shareholders" and is included in the numerator of basic Earnings Per Share. With respect to the Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders' Deficit, these deemed dividends have been recorded such that Additional Paid-in Capital was first eliminated and any residual dividends served to reduce Accumulated Deficit. Additionally, the fair value of the 2.0 million shares of Convertible Preferred Stock issued upon conversion of Convertible Bridge Notes exceeded the face value of the Convertible Bridge Notes by $2.3 million. Such excess has been recorded as Loss on Early Extinguishment of Debt within Other (Income) Expense, net in the accompanying Consolidated Statements of Operations for the year ended December 31, 2020.

As consideration for the advisory services provided to Aziyo in connection with the CorMatrix Acquisition, an agreement was executed between Aziyo and HighCape Partners Management, L.P. whereby upon consummation by Aziyo of a sale transaction, as defined in the Company's Certificate of Incorporation, or an initial public offering of the Company's common stock, Aziyo would be required to pay HighCape a fee totaling $0.75 million. In September 2020, the Company’s obligation in respect of this fee was extinguished in connection with the issuance of 375,000 shares of Convertible Preferred Stock. Such Convertible Preferred Stock and the associated expense was recorded at its fair value of approximately $0.8 million.

Dividends

The holders of Convertible Preferred Stock are entitled to receive noncumulative dividends as declared by the Board of Directors. The holders of Convertible Preferred Stock shall be entitled to receive dividends prior and in preference to any payment of any dividend on common stock. No dividends were declared by the Board of Directors from inception through the conversion of such Convertible Preferred Stock to common stock as noted below.

Conversion

The Convertible Preferred Stock is convertible at the election of the holders into shares of the Company’s common stock that would result in a conversion ratio of one share of common stock for every 13.9549 shares of Convertible Preferred Stock held. In addition to this voluntary conversion, each share of Convertible Preferred Stock will automatically be converted into shares of common stock upon (i) the written consent of the required holders (as defined) or (ii) the closing of the sale of shares of common stock to the public at a price of at least $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30 million of gross proceeds to the Company. In case of an underwritten public offering, immediately prior to closing, the holders of Convertible Preferred Stock are entitled to receive additional shares of (the “Liquidation Shares") of common stock as determined by dividing the Convertible Preferred Stock Preference Amount, as defined below, by the price per Common Shares in the underwritten public offering.

At the closing of the IPO, all outstanding shares of the Convertible Preferred Stock, including Convertible Preferred Stock resulting from the warrant exercises described in Note 8 and the Liquidation Shares, converted into 4,232,195 shares of Class A common stock and 2,398,868 shares of Class B common stock, and the related carrying value was reclassified to the respective common stock accounts and additional paid-in capital. Other than voting rights, the Class B common stock has the same rights as the Class A common stock. It was at the discretion of certain holders of the Convertible Preferred Stock that they receive non-voting Class B common stock. When such non-voting Class B common shares are sold by the current holders, they will automatically convert to Class A common stock. There were no shares of Convertible Preferred Stock outstanding as of the closing of the IPO on October 13, 2020.

The Convertible Preferred Stock does not have a mandatory redemption date. However, while it is not mandatorily redeemable, until conversion, the Convertible Preferred Stock was reclassified into mezzanine equity because it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control. That is, unless a majority of the holders of the then outstanding preferred stock, on an as-if-converted to common stock basis, elect otherwise, deemed liquidation events include a sale of all or substantially all of Aziyo’s assets or a sale of at least fifty percent (50%) of the issued and outstanding voting securities, capital stock, or other comparable equity or ownership interest in Aziyo.

Upon issuance of the Convertible Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities. The Company determined that the preferred stock did not require the Company to separately account for the liquidation features.

At the IPO date, the Company authorized 10,000,000 shares of Preferred Stock with a par value per share of $0.001. If issued, this new Preferred Stock shall have the rights and preferences as determined by the Company’s Board of Directors.

Private Placement of Common Stock

On December 8, 2021, the Company closed on a private investment in public equity (PIPE) financing, thereby receiving net proceeds of approximately $13.8 million, after deducting offering costs. The PIPE investors purchased an aggregate of 2,122,637 shares of the Company’s Class A common stock and an aggregate of 1,179,244 shares of the Company’s Class B common stock (which are convertible on a one-for-one basis into shares of Class A common stock), in each case, at a price of $4.24 per share.

Note 13. Retirement Plan

The Company has a defined contribution savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. The Company matches employee contributions made to the plan according to a specified formula. The Company’s matching contributions totaled approximately $0.4 million and $0.2 million for the years ended December 31, 2021 and 2020, respectively.

Note 14. Net Loss Per Share Attributable to Common Stockholders

	Year Ended
(in thousands, except share and per share data)	December 31,
	2021	2020
Numerator:
Net loss attributable to common stockholders	$(24,832)	$(25,335)
Denominator:
Weighted average number of common shares, basic and diluted	10,444,767	2,852,541
Net loss per common share attributable to common stockholders, basic and diluted	$(2.38)	$(8.88)

The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders:

	December 31,
	2021	2020
Options to purchase common stock	1,386,811	917,437
Restricted stock units	235,985	147,883
Total	1,622,796	1,065,320

Note 15. Distribution Agreements

ViBone Exclusivity Agreement

In August 2018, the Company entered into an agreement with Surgalign Holdings, Inc. (formerly RTI Surgical, Inc.) (“Surgalign Holdings”) for the exclusive distribution in the United States of the Company’s ViBone® cellular bone product. Such agreement includes requirements that Surgalign Holdings purchase certain annual minimum quantities for years 2019 through 2021 and also included an upfront payment of $2.0 million for the exclusivity. Such upfront payment was recorded as deferred revenue and was amortized into revenue through the 2021 minimum purchase period. During each of the years ended December 31, 2021 and 2020, Aziyo recognized approximately $0.6 million as revenue.

Significant Customers

The Company sells certain of its products under large contract manufacturing or distribution arrangements. The following table presents percentage of total revenues derived from the Company’s largest customers:

	Year Ended December 31,
	2021	2020
Percent of revenues derived from:
Medtronic Sofamor Danek USA	11%	17%
Surgalign Holdings	10%	10%

	December 31,
	2021	2020
Percent of accounts receivable derived from:
Medtronic Sofamor Danek USA	—%	34%
Surgalign Holdings	12%	13%

In June 2021, Medtronic notified the Company that sales of FiberCel Viable Bone Matrix (“FiberCel) as well as all such other Non-Core products supplied to Medtronic would be suspended until further notice. In October 2021, the Company was informed by Medtronic that they would no longer be distributing cellular bone products such as FiberCel and, in December 2021, the two companies mutually terminated the associated FiberCel distribution agreement.

Note 16. Commitment and Contingencies

Operating Leases

The Company leases two production facilities and one administrative and research facility under non-cancelable operating lease arrangements that expire through November 2025. All leases contain renewal options and escalation clauses based upon increases in the lessors’ operating expenses and other charges.

The Company records rent expense on a straight-line basis over the life of the lease and the difference between the average rent expense and cash payments for rent is recorded as deferred rent and is included in accrued liabilities on the balance sheet. Rent expense for the years ended December 31, 2021 and 2020 was approximately $1.2 million and $1.1 million, respectively, and is included as a component of either cost of goods sold or general and administrative expenses.

Future minimum lease commitments under non-cancelable operating leases as of December 31, 2021 are as follows (in thousands):

Years ending December 31,
2022	$1,175
2023	998
2024	781
2025	594
Total	$3,548

Cook Biotech License and Supply Agreements

Aziyo has entered into a license agreement with Cook Biotech (“Cook”) for an exclusive, worldwide license to the porcine tissue for use in the Company’s Cardiac Patch and CanGaroo products, subject to certain co-exclusive rights retained by Cook. The term of such license is through the date of the last to expire of the licensed Cook patents, which is anticipated to be July 2031. Along with this license agreement, Aziyo entered into a supply agreement whereby Cook would be the exclusive supplier to Aziyo of the licensed porcine tissue. Under certain limited circumstances, Aziyo has the right to manufacture the licensed product and pay Cook a royalty of 3% of sales of the Aziyo-manufactured tissue. The supply agreement expires on the same date as the related license agreement. No royalties were paid to Cook during the years ended December 31, 2021 and 2020. Aziyo has also entered into an amendment to the Cook license agreement (the “Cook Amendment”) in order to add fields of exclusive use. Specifically, the Cook Amendment provides for a worldwide exclusive license to the porcine tissue for use with neuromodulation devices in addition to cardiovascular devices. The Cook Amendment includes license fee payments of  $0.1 million per year in each of the years 2021 through 2026. Such license payments would accelerate if a change in control, as defined, occurs within Aziyo. The Company, in its sole discretion, can terminate the license agreement at any time.

Legal Proceedings

From time to time, we may be involved in claims and proceedings arising in the course of our business. The outcome of any such claims or proceedings, regardless of the merits, is inherently uncertain. The Company records accruals for contingencies when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available.

On June 2, 2021, we issued a voluntary recall pertaining to a single donor lot of our FiberCel Fiber Viable Bone Matrix, a bone repair product formerly distributed by Medtronic, after learning of post-surgical infections reported in several patients treated with the product, including some patients that tested positive for tuberculosis.

Between June 21, 2021 and February 18, 2022, forty-five lawsuits in Indiana, Delaware, Florida, Maryland, Colorado, Michigan, Ohio, Kentucky, Oregon, and North Carolina have been filed against Aziyo Biologics Inc., certain Medtronic entities, and others alleging that the plaintiffs contracted tuberculosis and/or suffered substantial symptoms and complications following the implantation of FiberCel during spinal fusion operations. Twenty lawsuits were filed in Indiana state court, captioned, respectively: (1) John Dukes and Kimberly Smith v. Aziyo Biologics, Inc., et al., Case No.  49D02-2109-CT-032234 (case dismissed without prejudice on 09/16/2021 and re-filed on 09/24/2021); (2) Tamara and Richard Marksberry v. Aziyo Biologics, Inc., et al., Case No. 49D04-2106-CT-021649 (consolidated); (3) Ramon Cabello v. Aziyo Biologics, Inc., et al., Case No. 49D13-2106-CT-021650 (consolidated); (4) Luis Caban v. Aziyo Biologics, Inc., Case No. 49D13-2107-CT-022413 (consolidated); (5) Machell and Samuel Hargrave v. Aziyo Biologics, Inc., et al., Case No. 49D01-2106-CT-021275 (consolidated); (6) Georgia Flinn as Personal Representative of the Estate of Gregory Flinn v. Aziyo Biologics, Inc., et al., Case No. 49D12-2107-CT-024051 (consolidated); (7) Ruth and William Flynn v. v. Aziyo Biologics, Inc., et al., Case No. 49D12-2107-CT-024624 (consolidated); (8) Tracy Warner and Kristin Foate v. v. Aziyo Biologics, Inc., et al., Case No. 49D04-2107-CT-024631 (consolidated); (9) Donna Schilling v. v. Aziyo Biologics, Inc., et al., Case No. 49D04-2107-CT-024443 (consolidated); (10) Robby and Stephanie Anderson v. v. Aziyo Biologics, Inc., et al., Case No. 49D13-2107-CT-025221 (consolidated); (11) Max Shepard v. v. Aziyo Biologics, Inc., et al., Case No. 49D11-2108-CT-025984 (consolidated); (12) Leon Chew v. Aziyo Biologics, Inc., et al., Case No. 49D12-2108-CT-025967 (consolidated);  (13) Candace Kozor, Kenneth Largin and Anthony Young v. Aziyo Biologics, Inc., et al., Case No. 49D04-2107-CT-024626 (consolidated); (14) James and Lauri Ann Jackson v. v. Aziyo Biologics, Inc., et al., Case No. 49D02-2108-CT-028321 (re-filed in state court and consolidated); (15) James and Kathy Shaw v. Aziyo Biologics, Inc., et al, Case No. 49D11-2108-CT-028669 (consolidated); (16) Larry Szynski v. Aziyo Biologics, Inc., et al., Case No. 49D05-2108-CT-029225 (consolidated); (17) Jerrold Jenkins v. Aziyo Biologics, Inc., et al., Case No. 49D03-2108-CT-029367 (consolidated; (18) Hon Vien v. Aziyo Biologics, Inc., et al., Case No. 49D01-2202-CT-004812; (19) Jayson Hartman v. Aziyo Biologics, et al., Case No. 49D12-2202-CT-004835; and (20) Randy Smith v. Aziyo Biologics, Inc., et al., Case No. 49D01-2202-CT-005184 (collectively, the “Indiana State Complaints”). Fifteen lawsuits were filed in the Superior Court of the State of Delaware, captioned respectively: (1) Richard Williams v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-166 EMD; (2) Jean and Shante Georges v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-256-DJB; (3) Marjorie Hitchens v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-214-DJB; (4) Larry and Joanne Fortner v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-215-DJB; (5) Nancy and John Smith v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-219-DJB; (6) Joan Trincia v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-220-DJB; (7) Bernadette Burgess v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-264-DJB; (8) Summer Fitzhugh v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-221-DJB; (9) Linda Shields v. Aziyo, Biologics Inc., et al., C.A. No. N21C-06-166-DJB; and (10) Sharon Riddick v. Aziyo, Biologics Inc., et al., C.A. No. N21C-07-005-EMD; (11) Carl Stevens v. Aziyo, Biologics Inc., et al., C.A. No. N21C-08-149-DJB; (12) Joel and Melissa Stanton v. Aziyo, Biologics Inc., et al., C.A. No. N21C-08-212-AML; (13) Bruce and Beverly Carroll v. Aziyo, Biologics Inc., et al., C.A. No. N21C-08-130-DJB; (14) Margaret Cook v. Aziyo, Biologics Inc., et al., C.A. No. N21C-08-131-DJB; (15) Robert Jr. and Kelly Aspinall v. Aziyo, Biologics Inc., et al., C.A. No. N21C-09-065-DJB (collectively, the “Delaware State Complaints”). One lawsuit has been re-filed in the Circuit Court of Maryland (previously filed on 07/21/2021 and dismissed without prejudice on 08/12/2021 in the U.S. District Court of Maryland), captioned: Diana and James Hanson v. Aziyo Biologics, Inc., et al., Case No. C-02-CV-21-001094 (“Maryland State Complaint”). One lawsuit has been filed in the Court of Common Pleas of Ohio, captioned: Michelle and Charles Weethee v. Aziyo, Biologics Inc., et al., Case No. 2021 CV 03621 (“Ohio State Complaint”). One lawsuit has been filed in the Northern District of Ohio, captioned: Heath Raker and Neal Raker v. Aziyo Biologics, Inc., et al., Case No. 1:22-cv-54 (“Ohio Federal Complaint”). One lawsuit has been filed in the Circuit Court of Michigan, captioned: Ilona and Christian Hildebrandt v. Aziyo Biologics, Inc., Case No. 2021-003804-NP (“Michigan State Complaint”). One lawsuit has been filed in the Superior Court of North Carolina, captioned: Aurelia and Belvin Sherrill v. Aziyo Biologics, Inc., et al., Case No. 21cvs2797 (“North Carolina State Complaint”). One lawsuit has been filed in the U.S. District Court for the Northern District of Florida, captioned Deborah Rice v. Aziyo Biologics, Inc., et al., Case No. 5:21-cv-00135-MW-MJF (“Florida Federal Complaint”). One lawsuit has been filed in the U.S. District Court for the Eastern District of Michigan, captioned: Karrold Dudley v. Aziyo, Biologics Inc., et al., Case No. 2:21-cv-11813-GAD-EAS (“Michigan Federal Complaint”). One lawsuit has been filed in the U.S. District Court for the District of Colorado, captioned Christopher and Julie Buri v. Aziyo Biologics, Inc., et al., Case No. 1:21-cv-02789-SKC (“Colorado Federal Complaint”).  One lawsuit has been filed in the U.S. District Court for the District of Oregon, captioned Christy Bryant v. Aziyo Biologics, Inc., et al., Case No. 1:21-cv-01759-AA (“Oregon Federal Complaint”). One lawsuit has been filed in Fayette, Kentucky Circuit Court, captioned Earl Wesley Robinson and Joyce Ann Robinson v. Aziyo Biologics, Inc., Case No. 21-CI-03842 (“Kentucky State Complaint”). Lastly, two lawsuits have been dismissed: (1) in the state court of Maryland, captioned Tracey and Stan Gearhart v. Aziyo Biologics, Inc., et al., Case No. C-02-CV-21-000997(dismissed without prejudice on 09/14/2021), and (2) in the U.S. District Court for the Northern District of Indiana, captioned: David Hahn v. Aziyo Biologics, Inc., et al., Case No. 2:21-cv-00265-PPS-JEM (dismissed without prejudice on 09/30/2021).

Plaintiffs in the Indiana State Complaints allege a cause of action under Indiana’s Product Liability Act, citing manufacturing defects, defective design and failure to properly warn and instruct, and several of the complaints allege loss of consortium.  Plaintiffs in these actions assert that the defendants are strictly liable or have breached the duty of care owed to plaintiffs by failing to exercise reasonable care in designing, manufacturing, marketing and labeling FiberCel and are seeking various types of damages, including economic damages, non-economic damages and loss of consortium.  Plaintiffs in one of the Indiana State Complaints allege causes of action for product liability, negligence, breach of express and implied warranties, and punitive damages.  Each of the plaintiffs in the Delaware State Complaints allege negligence, breach of implied warranty, breach of express warranty, medical monitoring and punitive damages, and two also allege loss of consortium.  Plaintiffs in the Delaware State Complaints are seeking economic, consequential, and punitive damages. The Maryland Complaint asserts claims of negligence, breach of implied warranty, breach of express warranty, medical monitoring, and loss of consortium. The Florida Federal Complaint also contains three strict liability claims for defective design, defective manufacture, and failure to warn. A claim for punitive damages is also pled. The Ohio State Complaint alleges causes of action for product liability and negligence, and seeks compensatory damages.  The Michigan State Complaint asserts causes of action for product defect and breach of implied warranty, product defect and breach of express warranty, negligence, gross negligence, and possible knowledge of defect, and seeks compensatory and exemplary damages.  The Colorado Federal Complaint asserts causes of action for strict product liability, misrepresentation, negligence, breach of express warranty, and breach of implied warranty of merchantability. The Michigan Federal Complaint asserts causes of action for negligence, breach of implied warranty, breach of express warranty, intentional infliction of emotional distress, and liability under the res ipsa loquitur doctrine.  The Michigan Federal Complaint seeks compensatory damages and punitive damages.  The North Carolina State Complaint alleges causes of action for negligence, defective design, breach of implied warranty, breach of express warranty, and loss of consortium, and seeks both compensatory and punitive damages.  The Oregon Federal Complaint asserts strict liability claims for defective design, defective manufacture, and failure to warn, and seeks compensatory damages.  The Ohio Federal Complaint asserts strict liability claims for defective manufacturing, inadequate warning, nonconformance with representations, and also alleges loss of consortium and seeks compensatory damages. The Kentucky State Complaint asserts strict liability claims based on manufacturing defect, design defect, and failure to warn. It also alleges negligence, breach of implied warranty, breach of express warranty, and seeks recovery for medical monitoring, loss of consortium, compensatory damages, and punitive damages. In addition to the above, there have been forty-two claims related to the FiberCel recall, which have not yet resulted in a lawsuit. We refer to all of the aforementioned litigation, or claim notices, collectively as the “FiberCel Litigation.”

In order to reasonably estimate a loss or range of loss for the FiberCel Litigation, the Company must assess a variety of factors, including, (i) what claims, if any, will survive dispositive motion practice, (ii) the extent of the claims, particularly when damages are not specified or are indeterminate, (iii) how the discovery process will affect the litigation, (iv) the settlement posture of the other parties to the litigation and (v) any other factors that may have a material effect on the litigation. At present, it is not possible for Aziyo to estimate a range of probable loss in the FiberCel Litigation; however, while unknown, the probable loss could have a material effect on the Company’s financial position and results of operations.

Should Aziyo be required to pay claims related to the FiberCel Litigation, the Company believes that certain settlements and judgments, as well as legal defense costs, may be covered in whole or in part under our insurance policies. In certain circumstances, insurance carriers reserve their rights to contest or deny coverage. We intend to contest vigorously any disputes with our insurance carriers and to enforce our rights under the terms of our insurance policies. Accordingly, we will record receivables with respect to amounts due under these policies only when the realization of the potential claim for recovery is considered probable. Amounts recovered under our insurance policies could be materially less than stated coverage limits and may not be adequate to cover damages, other relief and/or costs relating to claims. In addition, there is no guarantee that insurers will pay claims or that coverage will otherwise be available.

As of both December 31, 2021 and 2020, the Company was not a party to, or aware of, any material legal matters or claims except for the FiberCel Litigation.

Note 17. Related Party Transactions

Prior to the IPO, the Company had a management services agreement with an affiliate of HighCape Partners through which strategic, operational and management consulting services are provided to the Company. During the year ended 2020, the Company recorded expenses totaling $0.2 million for these services. The management services agreement terminated upon completion of the IPO and all amounts due thereunder were paid as of December 31, 2020.

As part of the contribution of assets transacted from Tissue Banks International, now KeraLink International (“KeraLink”), to Aziyo upon formation of the Company, a provision existed which guaranteed a certain level of working capital, as defined, on the opening balance sheet of Aziyo. Such guarantee was largely finalized in 2016; however, an additional $0.4 million was received by the Company in connection with a settlement reached in 2018. Furthermore, as part of the 2018 settlement, it was agreed that when KeraLink sells its Aziyo common shares for net proceeds greater than $550,000, KeraLink is obligated to pay Aziyo $550,000 within three days of such cash being received. In May 2021, KeraLink sold Aziyo common shares for proceeds in excess of $550,000, and as such, remitted $550,000 to Aziyo in full satisfaction of the 2018 settlement. Amounts received in connection with this settlement were recorded as other income in the accompanying Consolidated Statements of Operations for the year ended December 31, 2021.

Note 18. Segment Information

The Company operates as one segment, regenerative medicines. The segment is based on financial information that is utilized by the Company’s Chief Operating Decision Maker (“CODM”), who is the Company’s Chief Executive Officer, to assess performance and allocate resources.

For the years ended December 31, 2021 and 2020, the Company’s net sales disaggregated by the major sources - Core Products and Non-Core Products (see Note 1) - were as follows (in thousands):

	Year Ended
	December 31,
	2021	2020
Sales by product
Core Products	$37,603	$36,216
Non-Core Products	9,787	6,466
Total Net Sales	$47,390	$42,682

During the years ended December 31, 2021 and 2020, the Company did not have any international product sales to specific countries where such country-specific sales represented material product sales, and the Company did not own any long-lived assets outside the United States.

Note 19. Subsequent Event (Unaudited)

On August 10, 2022 (the “Closing Date”), the Company entered into a term loan facility agreement with SWK Funding LLC (the “SWK Loan Facility”) for a principal amount of $25 million, with $21 million funded at closing and $4 million that becomes available, subject to the achievement of specified operational and financial metrics by September 30, 2023 (the “Additional Term Loan”). The SWK Loan Facility allows for the establishment of a new asset-based revolving loan facility of up to $8 million, but the Company is still in the process of securing such revolving credit facility. The SWK Loan Facility matures on August 10, 2027 and accrues interest, payable quarterly in arrears. Principal amortization of the SWK Loan Facility starts on November 15, 2024, which amortization may be extended to November 17, 2025 if conditions to draw the Additional Term Loan have been satisfied. Principal payments during the amortization period will be limited based on revenue-based caps. The SWK Loan Facility also includes both revenue and liquidity covenants, as defined.

All of the SWK Loan Facility borrowings take the form of Secured Overnight Financing Rate (“SOFR”) loans and will bear interest at a rate per annum equal to the sum of an applicable margin of (i) 8.75% and the “Term SOFR Rate” (based upon an interest period of 3 months), or (ii) if the Company has elected the PIK Interest option (as defined below), 4.75% and the “Term SOFR Rate.” The Company may elect a portion of the interest due, to be paid in-kind at a rate per annum of 4.5% (“PIK Interest”), and such election may be made (x) until November 15, 2024 if the conditions to draw the Additional Term Loan have not been met, or (y) if such conditions to draw the Additional Term Loan have been satisfied, until November 17, 2025. The “Term SOFR Rate” is subject to a floor of 2.75%.

On August 10, 2022, the Company issued to SWK Funding LLC a warrant (the “Warrant”) to purchase, in the aggregate, up to 187,969 shares of Class A common stock of the Company, $0.001 par value per share (the “Common Stock”) at an exercise price of $6.65 per share. The Warrant is immediately exercisable for up to 157,894 shares of Common Stock from time to time on or after the Closing Date. Subject to and effective upon the borrowing by the Borrower of the Additional Term Loan, the Warrant will be exercisable for up to an additional 30,075 shares of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrant are subject to adjustment in the event of stock dividends, stock splits and certain other events affecting the Common Stock. Unless earlier exercised or terminated in accordance with its terms, the Warrant will expire on the seventh anniversary of the Closing Date.

The Company used $16 million of the proceeds of the SWK Loan Facility to prepay all of the remaining outstanding principal and accrued interest and pay all associated payoff fees on the $20 million Term Loan Facility and $8 million Revolving Credit Facility. Such payments included $12.8 million to prepay all outstanding principal and accrued interest as well as $1.7 million to pay the required prepayment and exit fees on the Term Loan Facility and $1.2 million to repay the outstanding balance and accrued interest as well as $0.3 million to pay the required exit fees on the Revolving Credit Facility.

The Company also used $1.4 million of the proceeds to repay the remaining balance on the promissory note with a tissue supplier.